Exhibit 21




                         SUBSIDIARIES OF THE REGISTRANT



      Parent                      Subsidiary             Ownership  Organization
------------------    ---------------------------------- ---------  ------------

Washington Bancorp    Washington Federal Savings Bank       100%       Federal

Washington Federal    Washington Financial Services, Inc.   100%         Iowa
  Savings Bank


The financial statements of the Registrant are consolidated with those of its subsidiaries.